Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Putnam Funds Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 22, 2008